                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          DEL GLOBAL TECHNOLOGIES CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                New York                               13-1784308
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(State of Incorporation or Organization)  (I.R.S. Employer Identification no.)

11550 West King Street,
Franklin Park, IL                                         60131
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(Address of Principal Executive Offices)               (Zip Code)

If  this   form   relates   to  the         If  this   form   relates   to  the
registration    of   a   class   of         registration    of   a   class   of
securities   pursuant   to  Section         securities   pursuant   to  Section
12(b)  of the  Exchange  Act and is         12(g)  of the  Exchange  Act and is
effective   pursuant   to   general         effective   pursuant   to   General
Instruction A.(c), please check the         Instruction A.(d), please check the
following box. /_/                          following box. /_/

Securities Act registration statement file number to which this form relates:
0-3319
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(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                  Name of Each Exchange on Which
          to be so Registered                  Each Class is to be Registered
-----------------------------------------   -------------------------------------

                  None

Securities to be registered pursuant to Section 12(g) of the Act:

     Rights to Purchase Common Stock, par value $0.10 per share, Distributed
              Pursuant to Rights Agreement, dated January 22, 2007
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                                (Title of Class)

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                                (Title of Class)

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On January 22, 2007, Del Global Technologies Corp. (the "Company") entered into a stockholders  rights plan (the "Rights  Plan").  The Rights Plan provides for a dividend  distribution  of one Common Stock purchase right (a "Right") for each  outstanding  share of the  Company's  Common  Stock,  par value $0.10 (the
"Common  Stock").  The dividend is payable on February 2, 2007 to the  Company's stockholders  of  record  at the close of  business  on that  date (the  "Record
Date").  The terms of the Rights  and the Rights  Plan are set forth in a Rights
Agreement,  dated as of January 22, 2007, by and between Del Global Technologies
Corp. and Mellon Investor Services LLC, as Rights Agent.

      The  Company's  Board of  Directors  adopted  the  Rights  Plan to protect stockholder value by protecting the Company's ability to realize the benefits of its net operating loss  carryforwards  ("NOLs") and capital loss  carryforwards.
The Company has experienced substantial operating and capital losses in previous years.  Under the Internal  Revenue Code and rules  promulgated  by the Internal
Revenue  Service,  the  Company  may  "carry  forward"  these  losses in certain circumstances  to offset current and future earnings and thus reduce its federal income tax liability, subject to certain requirements and restrictions. Assuming that the  Company  has future  earnings,  the Company may be able to realize the benefits of NOLs and capital  loss  carryforwards.  These NOLs and capital  loss carryforwards  constitute a  substantial  asset to the  Company.  If the Company experiences  an  "Ownership  Change," as defined in Section 382 of the  Internal
Revenue Code, its ability to use the NOLs and capital loss  carryforwards  could be substantially limited or lost altogether.

      In general terms,  the Rights Plan imposes a significant  penalty upon any person or group that  acquires 5% or more of the  Company's  outstanding  Common
Stock without the prior  approval of its Board of Directors.  Stockholders  that own 5% or more of the  Company's  outstanding  Common  Stock as of the  close of business on the Record Date may acquire up to an  additional 1% of the Company's outstanding  Common  Stock  without  penalty  so  long as  they  maintain  their ownership  above the 5% level (such increase  subject to downward  adjustment by the  Company's  Board of  Directors if it  determines  that such  increase  will endanger  the  availability  of the  Company's  NOLs  and/or  its  capital  loss carryforwards).  In addition,  the  Company's  Board of Directors may exempt any person or group that owns 5% or more of the Company's  outstanding  Common Stock if the Board of Directors  determines that the person or group's  ownership will not  endanger the  availability  of the  Company's  NOLs and/or its capital loss carryforwards.  A person or group that  acquires a percentage  of the  Company's
Common  Stock in  excess of the  applicable  threshold  is called an  "Acquiring
Person."  Any  Rights  held  by an  Acquiring  Person  are  void  and may not be exercised.  Common stock  acquired in a rights  offering shall not alone cause a person to become an "Acquiring Person."

      The Company's Board of Directors  authorized the issuance of one Right per each share of the Company's Common Stock  outstanding on the Record Date. If the
Rights  become  exercisable,  each Right would allow its holder to purchase from the  Company one share of the  Company's  Common  Stock for a purchase  price of
$25.00 (the  "Purchase  Price").  Prior to  exercise,  a Right does not give its holder any dividend, voting or liquidation rights.

                                      -2-

      The Rights will not be exercisable until the earlier of: (i) 10 days after a public  announcement  by the  Company  that a person  or group  has  become an
Acquiring  Person;  and (ii) 10 business days (or a later date determined by the
Company's  Board or  Directors)  after a  person  or  group  begins a tender  or exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

      The date that the Rights become  exercisable is known as the "Distribution
Date." Until the Distribution Date, the Company's Common Stock certificates will also  evidence  the  Rights  and will  contain a notation  to that  effect.  Any transfer  of  shares  of  Common  Stock  prior  to the  Distribution  Date  will constitute a transfer of the associated Rights. After the Distribution Date, the
Rights  will  separate  from  the  Common  Stock  and  be  evidenced  by  Rights certificates, which the Company will mail to all holders of Rights that have not become void.

      FLIP-IN EVENT. After the Distribution Date, all holders of Rights,  except the  Acquiring  Person,  may exercise  their Rights upon payment of the Purchase
Price to purchase shares of the Company's  Common Stock (or other  securities or assets as determined by the Company's Board of Directors) with a market value of two times the Purchase Price (a "Flip-In Event").

      FLIP-OVER  EVENT.  After the  Distribution  Date,  if a Flip-In  Event has
already occurred and the Company is acquired in a merger or similar transaction, all holders of Rights except the Acquiring Person may exercise their Rights upon payment of the Purchase Price,  to purchase shares of the acquiring  corporation with a market value of two times the Purchase  Price of the Rights (a "Flip-Over
Event").

      The Rights will expire on  February  2, 2017  unless  earlier  redeemed or exchanged.

      The Company's Board of Directors may redeem all (but not less than all) of the  Rights  for a  redemption  price of $0.01 per Right at any time  before the later of the Distribution Date and the date of the first public  announcement or disclosure by the Company that a person or group has become an Acquiring Person.
Once the Rights are redeemed,  the right to exercise Rights will terminate,  and the only right of the holders of Rights will be to receive the redemption price.
The redemption  price will be adjusted if the Company  declares a stock split or issues a stock dividend on its Common Stock.

      After the later of the Distribution  Date and the date of the first public announcement  by the  Company  that a person  or group has  become an  Acquiring
Person,  but  before  an  Acquiring  Person  owns  50% or more of the  Company's outstanding  Common Stock,  the  Company's  Board of Directors may exchange each
Right (other than Rights that have become void) for one share of Common Stock or an equivalent security.

      The  Company's  Board of Directors  may adjust the  Purchase  Price of the
Rights,  the  number  of  shares of Common  Shares  issuable  and the  number of outstanding  Rights to  prevent  dilution  that may occur as a result of certain
events,   including  among  others,  a  stock  dividend,  a  stock  split  or  a reclassification  of the Common Stock.  No  adjustments to the Purchase Price of less than 1% will be made.

      Before the time the Rights cease to be redeemable,  the Company's Board of
Directors  may amend or  supplement  the Rights Plan  without the consent of the holders of the Rights,  except that no amendment  may  decrease  the  redemption

                                      -3-

price below $0.10 per Right.  At any time  thereafter,  the  Company's  Board of
Directors may amend or supplement the Rights Plan only to cure an ambiguity,  to alter time period provisions,  to correct inconsistent provisions or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or  adversely  affect  any Rights  holder and do not result in the
Rights again becoming redeemable.

      The  description  of the  Rights  Plan is  qualified  in its  entirety  by reference to the Rights Plan, a copy of which  attached  hereto as Exhibit 1 and incorporated herein by reference.

ITEM 2.     EXHIBITS.

      The Rights  Agreement,  dated as of January 22,  2007,  by and between Del
Global  Technologies  Corp.  and Mellon  Investor  Services LLC, as Rights Agent
(including  as  Exhibit  A the Form of Right  Certificate  and as  Exhibit B the
Summary of Rights to Purchase  Common  Stock),  and the Company's  press release dated January 22, 2007, are attached  hereto as Exhibits 1 and 2,  respectively, and incorporated herein by reference.

                                      -4-

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities  Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: January 22, 2007         DEL GLOBAL TECHNOLOGIES CORP.

                                By: /s/ Mark A. Zorko
                                    --------------------------------------
                                    Name: Mark A. Zorko
                                    Title: Chief Financial Officer and Secretary

                                      -5-

                                  EXHIBIT INDEX

                                   Description
                                   -----------

1.          Rights  Agreement  dated as of January  22,  2007 by and between Del
            Global  Technologies  Corp.  and Mellon  Investor  Services  LLC, as
            Rights Agent  (including as Exhibit A the Form of Right  Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock).

2.          Press Release dated January 22, 2007.

                                      -6-